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                                                                      EXHIBIT 21


                   SUBSIDIARIES OF CONCORDE GAMING CORPORATION


Concorde Cripple Creek, Inc., a Colorado corporation

Concorde Cruises, Inc., a South Dakota corporation

Conami, Inc., a Florida corporation

Concorde Blackhawk Corporation, a Colorado corporation